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Prospectus Supplement                          Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated October 12, 2000)         Registration Number 333-44960

                                  $805,000,000

                         Diamond Offshore Drilling, Inc.

               Zero Coupon Convertible Debentures Due June 6, 2020
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         This prospectus supplement relates to the resale by the holders of our Zero Coupon Convertible Debentures Due June 6, 2020 and the shares of our common stock issuable upon the conversion of the debentures.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated October 12, 2000. The terms of the debentures are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below.

                                                            PRINCIPAL AMOUNT AT                             NUMBER OF
                                                          MATURITY OF DEBENTURES       PERCENTAGE OF        CONVERSION
                                                            BENEFICIALLY OWNED          DEBENTURES         SHARES THAT
NAME                                                         THAT MAY BE SOLD           OUTSTANDING        MAY BE SOLD
----                                                         ----------------           -----------        -----------
KBC Financial Products USA..........................        $     10,000,000               1.24%                86,075

Any other holder of Debentures or future
transferees from any such Holder (1)................        $     37,204,000               4.62%               320,233

Total...............................................        $    805,000,000              100.00%          6,929,005 (2)

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(1) Information concerning other selling holders of Debentures will be set forth in prospectus supplements from time to time, if required.

(2) The conversion shares do not total 6,929,038 shares due to rounding resulting from the elimination of fractional shares.

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           The date of this prospectus supplement is March 20, 2001.